As filed with the Securities and Exchange Commission on August 31, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Global Ship Lease, Inc.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Portland House

Stag Place

London SW1E 5RS

United Kingdom

44 (0) 207 869 8006

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Global Ship Lease, Inc. 2015 Equity Incentive Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680 (Phone)

(302) 738-7210 (Fax)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Class A common shares par value $0.01 per share	1,500,000	$5.22	$7,830,000	$910

(1)	Covers Class A common shares to be issued under the Global Ship Lease, Inc. 2015 Equity Incentive Plan set forth in the table, as well as, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional Class A common shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per unit is estimated to be $5.22, based on the average of the high and low prices of the common shares as reported on the New York Stock Exchange on August 26, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in this Part I of the Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the instructions to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to employees of Global Ship Lease, Inc. as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Global Ship Lease, Inc. (the “Company”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014;

(b)	The Company’s reports on Form 6-K furnished to the Commission on April 21, 2015, May 21, 2015 and July 31, 2015; and

(c)	The description of the Common Stock in the registration statement on Form 8-A of the Company (File No. 001-34153), filed on August 12, 2008, as updated by the description of the Common Stock under “Description of Capital Shares” in the prospectus included in the Company’s registration statement on Form F-3 (No. 333-197518), initially filed with the Commission on July 18, 2014, as amended or supplemented.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s Amended and Restated Articles of Incorporation provide that the Company shall indemnify its directors and officers to the fullest extent authorized by law. The Company is also expressly authorized to advance expenses to the fullest extent authorized by law, to pay reasonable costs, expenses and attorneys’ fees (including expenses) in connection with the enforcement of rights to the indemnification granted thereunder, and to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company or serving in such capacity in another company at the request of the Company against some liabilities.

        Section 60 of the Republic of the Marshall Islands’ Business Corporations Act (“Section 60”) provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Under Section 60, a corporation shall also have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in the defense of a claim, issue or matter therein, Section 60 dictates that he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Additionally, expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 60. Such indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholder or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 60 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Under Section 60, a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of such section.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For the list of exhibits, please see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9.	Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S–8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom, on August 31, 2015.

GLOBAL SHIP LEASE, INC.

By:	/s/ Ian J. Webber
Name:	Ian J. Webber
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes each of Ian J. Webber and Susan Cook as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his or her name and on his or her behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendments including post-effective amendments thereto and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 31st day of August of 2015.

Signature	Title

/s/ Ian J. Webber Ian J. Webber	Chief Executive Officer

/s/ Susan J. Cook Susan J. Cook	Chief Financial Officer, Principal Accounting Officer and Secretary

/s/ Michael S. Gross Michael S. Gross	Chairman of the Board of Directors

/s/ Howard Boyd Howard Boyd	Director

/s/ Angus R. Frew Angus R. Frew	Director

/s/ Guy Morel Guy Morel	Director

/s/ Alain Wils Alain Wils	Director

/s/ John van de Merwe John van de Merwe	Director

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of the aforementioned registrant, has signed this Registration Statement in the Newark, Delaware on August 31, 2015.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi Authorized Representative in the United States

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit C of Exhibit 2.1 of Marathon Acquisition Corp.’s Current Report on Form 8-K (File No. 001-32983) filed on July 8, 2008)

4.2	Certificate of Designation of Global Ship Lease, Inc., filed with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands and effective August 19, 2014 (incorporated by reference to Exhibit 3.1 of Global Ship Lease, Inc.’s Report on Form 6-K (File No. 001-34153) furnished on August 20, 2014)

4.3	Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 of Global Ship Lease, Inc.’s Registration Statement on Form F-4 (File No. 333-150309) filed on April 18, 2008)

4.4	Specimen Class A common share certificate (incorporated by reference to Exhibit 4.2 of Global Ship Lease, Inc.’s Registration Statement on Form F-1 (File No. 333-153448) filed on September 12, 2008)

4.5	Global Ship Lease, Inc. 2015 Equity Incentive Plan (incorporated by reference to the Appendix A to the Proxy Statement for Annual Meeting of Shareholders to be Held on August 28, 2015, attached as Exhibit I to Global Ship Lease, Inc.’s Report on Form 6-K (File No. 001-34153) furnished on July 31, 2015)

5.1*	Opinion of Norton Rose Fulbright US LLP

23.1*	Consent of Norton Rose Fulbright US LLP (included as part of Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers Audit

24.1*	Power of Attorney (included in the signature pages to this Registration Statement)

*	Filed herewith